Exhibit 99.1

Zones Updates 2009 Projections and

Announces Preliminary Understanding on

Reduced Going-Private Transaction Price of $7.00 Per Share

AUBURN, Wash. (November 7, 2008) — Zones, Inc. (Nasdaq: ZONS) announced today that, in order to reflect changed general economic conditions, it has updated its financial projections for 2009 and has reached a preliminary understanding relative to a reduced price and other revised terms for its going-private transaction with Zones Acquisition Corp. (“ZAC”), which is owned by Firoz H. Lalji, Zones’ Chairman of the Board, Chief Executive Officer and majority shareholder.

The financial projections disclosed in Zones’ proxy statement for the going-private transaction used a sales growth rate assumption of between 9% and 11% per year for the next several years, based on economic and industry conditions in July of 2008. The updated financial projections assume, in light of current economic conditions, an 11.1% decline in 2009 sales compared to projected 2008 sales. A summary of certain elements of the updated 2009 financial projections is set forth below, with a comparison to the comparable projections for those elements set forth previously in the proxy statement (both columns in millions):

	Updated 2009 Projection	Previous 2009 Projection in Proxy Statement
Revenue	$590.2	$733.5
Gross Profit	65.3	84.6
Net Income	1.8	10.8

In light of the updated 2009 financial projections, Mr. Lalji, on behalf of ZAC, has indicated to the special committee of Zones’ board of directors that he believes the surviving corporation would find it difficult to remain within the lender’s financial covenants if it borrows the previously contemplated amount of debt financing required to consummate the going-private transaction at a price of $8.65 per share. In order to reduce the risks to and increase the certainty of closing the transaction, ZAC and the special committee have reached a preliminary understanding to amend the price and certain other terms of the going-private transaction, that would provide for each share of Zones common stock (other than those held by Mr. Lalji and certain of his related parties) to be converted into the right to receive $7.00 in cash upon closing of the transaction, without interest and less any applicable withholding taxes.

The parties are proceeding with definitive amendment documents to reflect the revised price and terms, and expect those documents to be completed shortly. Assuming the revised definitive agreements are finalized, Zones will send supplemental proxy materials to shareholders, and expects to convene the special shareholders meeting as scheduled on November 19, 2008 but immediately adjourn it until a later meeting date in December 2008.

About Zones, Inc.

Zones, Inc. is a single-source direct marketing reseller of name-brand information technology products to the small-to-medium-sized business market, enterprise accounts and public sector accounts. Zones sells these products through outbound and inbound account executives, a national field sales force, catalogs and the Internet. Zones offers more than 150,000 products from leading manufacturers including Adobe, Apple, Avaya, Cisco, HP, IBM, Kingston, Lenovo, Microsoft, NEC, Nortel Networks, Sony, Symantec and Toshiba.

Incorporated in 1988, Zones, Inc. is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company’s investor relations information can be accessed online at www.zones.com/IR.

This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, the effect of fluctuating or unfavorable economic conditions on IT purchasing trends and price competition, and Zones’ ability to appropriately react to those changing conditions; the inherent uncertainties involved in projections of financial results, which are, at best, estimations of future performance and are significantly more unreliable in times of economic turbulence; future growth; account executive hiring and productivity; increased expenses of being a public company; pressure on margin; competition; state tax uncertainties; rapid technological change and inventory obsolescence; reliance on vendor relationships; dependence on personnel; potential disruption of business from information systems failure; reliance on outsourced distribution; variations in gross profit margin percentages due to vendor programs and credits, product and customer mix, pricing strategies, and economic conditions; the potential failure of the parties to agree upon and sign definitive documents amending the terms of the going-private transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement for the going-private transaction; the inability to complete the going-private transaction due to the failure to obtain the company shareholder approval or the special shareholder approval described in the proxy statement or the failure to satisfy other conditions to consummation of the going-private transaction; the failure to obtain the necessary debt and equity financing for the going-private transaction; the failure of the going-private transaction to close for any other reason; and other risks and uncertainties detailed in the Company’s filings with the SEC.

Contact:

Ronald McFadden

Zones, Inc.

Chief Financial Officer

253-205-3000